                                                                   EXHIBIT 11(D)



We consent to the use in post-effective Amendment No. 44 to the Registration Statement No. 2-81110 of Pacific Horizon Funds, Inc. on Form N-1A of our reports dated March 1, 1993, relating to the financial statements and selected per share data and ratios of First Cash Funds of America - Government Portfolio and Treasury Portfolio; First Funds of America - Government Money Fund and Treasury Money Fund and Government Money Trust and Treasury Money Trust incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements and Experts" the Statement of Additional Information, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
------------------------
DELOITTE & TOUCHE LLP

Seattle, Washington
December 20, 1995